EXHIBIT 10.20

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made and entered into this 30th day of December, 2013 by and between Toray Plastics (America), Inc., a Rhode Island, corporation (“Toray”) and CTI Industries Corporation, an Illinois corporation (“CTI”).

WHEREAS, CTI is engaged in the development, production and sale of various products utilizing polyester films, including foil balloons and storage pouches;

WHEREAS, Toray is engaged in the development, production, marketing and sale of, among other things, polyester films;

WHEREAS, for some time, Toray has manufactured and supplied to CTI, and CTI has purchased from Toray, certain polyester films utilized by CTI in certain of its products;

WHEREAS, the parties desire to enter into an agreement pursuant to which, , Toray will produce and sell to CTI, and CTI will purchase from Toray, certain polyester films.

NOW, THEREFORE, in consideration of the mutual promises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.          Definitions of Terms. The following terms shall, for purposes of this Agreement, have the meanings set forth in this paragraph:

    1.1       “Affiliate” shall mean any person or entity controlling, controlled by or under common control with a party to this Agreement.

    1.2       “Confidential Information” shall have the meaning provided in Section 11.4 hereof;

    1.3       “Contract Period” shall mean the period from January 1, 2014 to December 31, 2015.

    1.4       “CTI” shall mean CTI Industries Corporation and its Affiliates.

    1.5       “Film” shall mean and include (i) 36 gauge and 32 gauge metallized polyester rolls and (ii) such film extrusion coated with polyethylene;

    1.6       “Toray” shall mean Toray Plastics (America), Inc., a Rhode Island corporation and its Affiliates;

2.          Sale and Purchase of Film.

     2.1       Sale and Purchase. Subject to and on the terms and conditions of this Agreement, and during the Contract Period , Toray agrees to produce, sell and supply to CTI, and CTI agrees to purchase from Toray, Eighty Percent (80%) of its Requirements for Film. This Agreement does not specify a minimum quantity of Film to be purchased by CTI, nor does this Agreement obligate CTI to purchase any specific quantity of Film. The purchase of Film pursuant to this Agreement will be by purchase order issued from time to time by CTI.

     2.2       Requirements. For purposes of Section 2.1, “Requirements” shall mean, for any six month period during the term of this Agreement, the aggregate amount by pound of purchases of Film by CTI from Toray and other suppliers, less the aggregate amount of Film returned by CTI to Toray during such period due to a good faith determination by CTI that such Film is non-compliant under the terms hereof during such period. Notwithstanding the provisions of Sections 2.1 or 2.2 hereof, CTI shall be entitled to purchase Film from suppliers other than Toray without regard to quantity (i) if, for any six (6) month period during the Contract Period Toray shall fail or refuse to deliver at least 90% of Film at the times and in the quantities ordered by CTI in accordance with the delivery schedule agreed to by the parties as set forth in Section 4.4 of this Agreement, (ii) if, for any six month period during the Contract Period, the amount of Film delivered to CTI by Toray that CTI determines in good faith does not meet the Specifications set forth in Schedule A of this Agreement exceeds 10% of the total amount of Film delivered during such period and that Toray does not deliver replacement Film within five (5) business days’ written notice from CTI regarding such non-conforming Film or (iii) if Toray shall reject any purchase order submitted by CTI, or shall fail or refuse to deliver Film in accordance with such purchase order, CTI shall be entitled to purchase such item from a third party, in the amount specified in such purchase order to Toray.

     2.3       Pricing. The Film to be produced and sold by Toray to CTI under this Agreement shall be Toray’s MA11 36 gauge and 32 gauge polyester sheeting (“Toray Film). The initial purchase price for Toray Film sold to CTI hereunder shall be:

     MA11-36 gauge sheeting

     MA11-32 gauge sheeting

2.3.1       For each Contract Quarter during the term hereof, the Current Purchase Price for Film purchased by CTI hereunder shall be determined as follows:

The Current Purchase Price shall be (i) the Current Purchase Price for the immediately preceding Contract Quarter plus or minus (ii) the amount of the CDI Index Adjustment Amount. The Current Purchase Price shall have effect and apply to, and at the time of, all shipments of Film made to CTI during the Contract Quarter for which the Current Purchase Price is determined, without regard to when the Film is ordered or produced.

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2.3.2       For purposes of this Section 2.3:

(a)        “Contract Quarter” shall mean the following three month periods

May to July

August to October

November to January

February to April

(b)        “Current Purchase Price” shall mean the purchase price determined in accordance with Section 2.3.1. The Current Purchase Price for the Contract Quarter August to October 2013 shall be the initial purchase price.

(c)        “CDI Index Adjustment Amount” shall mean an amount determined as follows:

    (i)        for each month during the Contract Quarter preceding the Contract Quarter for which the Current Price is determined, an amount shall be determined by multiplying the Chemical Index Price for PTA and EG published in such month by a .87 with respect to PTA and .34 with respect to EG (the “Monthly Adjustment Amount”)

    (ii)        the average of the Monthly Adjustment Amount for each of the months of such Contract Quarter for each of PTA and EG shall be determined;

    (ii)        the CDI Index Adjustment Amount shall be the difference between the sum of the averages of the Monthly Adjustment Amounts for PTA and EG and the Current Purchase Price for the preceding Contract Quarter.

     2.4      Discounts. During the term of this Agreement, the price for Film purchased by CTI hereunder shall be adjusted by the following discounts:

Film Type	2014	2015
MA11-36 ga	$0.06/lb	$0.09/lb
MA11-32 ga	$0.08/lb	$0.09/lb

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        The amount of such discounts will be calculated as of each calendar quarter for the Contract Period , and shall be paid or allowed to CTI on or before the 15th day following the last day of each such calendar quarter.

     2.5       Rebates.

2.5.1       For each calendar quarter during the Contract Period, there shall be allowed or paid as a Good Will Rebate against the purchase price of Film purchased by CTI hereunder during the Contract Period an amount equal to Three Cents ($0.03) per pound of Film purchased by CTI from Toray. The amount of such Good Will Rebate will be calculated as of each calendar quarter during the Contract Period and shall be paid or allowed to CTI on or before the 15th day following the last day of each such calendar quarter.

2.5.2      For each calendar quarter during the Contract Period, there shall be allowed or paid as a Volume Rebate against the purchase price of Film purchased by CTI hereunder an amount equal to Fifteen Cents ($0.15) per pound of Film purchased by CTI from Toray. For each calendar quarter during the Contract Period in which CTI purchases 250,000 pounds or more of Film from Toray, one-half of the rebate amount shall be earned and shall be allowed or paid to CTI on or before the 15th day of the month following the last day of such calendar quarter. If CTI purchases an aggregate of 2 million pounds or more of Film from Toray during the Contract Period, the remaining one-half of the rebate amount shall be deemed earned as of December 31, 2015 and shall be allowed or paid as of January 15, 2016. Any rebate amount earned, when due, shall be allowed against and deducted from any amount due to Toray from CTI; if no amount shall be due to Toray from CTI when such rebate amount shall be due, Toray shall promptly pay the full amount thereof to CTI.

2.5.3       On February 1, 2014, there shall be allowed or paid as a Business Growth Incentive an amount equal to $168,000.

3.          Specifications.

     3.1      Attached hereto as Schedule A are specifications for the Film to be supplied by Toray to CTI hereunder (the “Specifications”) and a quality plan and procedure (the “Quality Plan”)

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     3.2      Toray agrees that all Film supplied by it to CTI hereunder shall conform to the Specifications and to the Quality Plan..

4.         Terms of Manufacture, Sale and Delivery.

    4.1      Purchase Orders. From time to time, CTI shall place written purchase orders with Toray for Film. Each purchase order shall specify with respect to each item ordered (i) the item, (ii) the quantity of the item ordered, (iii) the unit and total price, (iv) a delivery date and (v) a destination for delivery. Subject to the provisions hereof, Toray shall use reasonable commercial efforts to produce and deliver all items ordered pursuant to purchase order. If Toray shall fail to reject a purchase order by written notice to CTI given within 10 days after Toray’s receipt of the purchase order, Toray shall be deemed to have accepted the same. No purchase order or invoice shall vary the terms of this Agreement.

     4.2       Production. Toray shall produce Film in accordance with purchase orders submitted by CTI to Toray from time to time, and accepted by Toray, subject and pursuant to the terms of this Agreement.

     4.3       Delivery. The terms for all items produced by Toray and purchased by CTI hereunder shall be F.O.B. CTI’s plant. Toray shall be responsible for all costs of delivery and for insurance of all Film shipped during delivery. Toray shall designate the means of shipping and arrange for shipping of the product to the designated destination. Title and risk of loss for all product sold hereunder shall pass to CTI when the Film is delivered to CTI’s plant..

     4.4       Lead Time. The parties shall develop and establish written delivery schedules for Film based upon various quantity levels. Toray shall utilize reasonable commercial efforts to produce and deliver Film, as ordered from time to time by CTI, in accordance with such delivery schedules. Each purchase order shall specify a delivery date for the goods ordered. If an item ordered shall not be covered by a delivery schedule established hereunder or the purchase order does not specify a delivery date, Toray shall, within 10 days after receipt of such order, give notice to CTI of the date upon which delivery of the items ordered can be made. If Toray shall fail to provide such notice, Toray shall be deemed to have accepted the delivery date specified in the purchase order.

     4.5      Cancellation or Modification of Orders. From and after the date of receipt of a purchase order by Toray hereunder, CTI shall not be entitled to cancel or modify a purchase order, without the express written consent of Toray, and CTI shall be bound to accept delivery of, and make payment for, all items ordered.

     4.6       Quality Control and Standards. Toray shall employ equipment, machinery, production methods and manufacturing quality control procedures with respect to all Film manufactured by Toray for CTI hereunder, including but not limited to, inspections and testing from time to time as is customary in the industry and shall maintain records of all such inspection and testing for a period of no less than two (2) years. Toray shall maintain written quality control procedures with respect to each product manufactured by Toray for CTI hereunder, all as set forth in the Quality Plan, and shall employ such procedures for its quality control inspection and testing.

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     4.7       Books and Records. Toray shall keep and maintain in its offices accurate books and records relating to the production of Film, inspection and testing thereof and performance of its obligations hereunder, including without limitation, any and all licenses, permits, approvals and corporate documents required or obtained in connection with this Agreement or the performance thereof. All accounting books and records shall be maintained in accordance with applicable generally accepted accounting principles consistently applied. All of such books and records shall be deemed Confidential Information hereunder and shall be treated as such in accordance with the provisions of this Agreement relating to Confidential Information.

     4.9.      Insurance. Toray shall maintain commercial general liability insurance, including a contractual liability endorsement, in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate. Toray shall provide CTI with evidence of such insurance together with a certificate naming CTI, its affiliates, officers, directors, employees and agents as additional insureds. The certificate shall specify that CTI shall be given at least thirty (30) days prior written notice by the insurer in the event of any material modification, cancellation or termination of coverage.

5.          Invoices, Payment Terms.

   5.1       Invoices. Toray shall be entitled to, and shall, issue and deliver to CTI an invoice with respect to Film ordered by CTI, and produced by Toray, at the time of shipment thereof to CTI. Unless otherwise agreed, all prices for Film sold hereunder shall be exclusive of shipping costs and all national, federal, state or local, use, sales, excise, occupational or other similar tax. If Toray shall pay any amount for shipping or tax in connection with any transaction, Toray shall be entitled to include the amount thereof on the invoice to CTI and CTI shall pay all such amounts in accordance with Section 5.2 hereof.

     5.2       Payment Terms. Payment of all invoices issued by Toray hereunder to CTI shall be due and payable within forty-five (45) days of the date of the invoice. Payment of an invoice shall not constitute acceptance of the Film for which payment is made and shall be subject to adjustment for errors, shortages, defects in the products, damage to CTI for which Toray is partially or wholly responsible or other failure of Toray to meet the requirements of this Agreement.

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6.          Inspection;Acceptance.

     6.1      Notwithstanding any prior inspections or payments hereunder, all products sold and delivered to CTI hereunder shall be subject to final inspection, which may include measurement, testing or examination, and acceptance at CTI’s facility within a reasonable time after receipt at destination. The parties acknowledge that inspection may take place at the time that Film purchased hereunder is used in production by CTI. Any inspection by CTI shall not relieve Toray of any obligations or liabilities under this Agreement.

     6.2      If CTI shall determine in good faith that any Film delivered does not meet all of the requirements of this Agreement, CTI shall have the right to reject such Film and return such Film at Supplier’s expense, including a reasonable amount for CTI’s handling costs in the form of credits or free film. At the time of such return, CTI shall be entitled to a credit for the purchase price of the returned Film; provided that, if it shall ultimately be determined by agreement, arbitration or otherwise that any portion of such returned Film shall have conformed to the Specifications and the requirements of this Agreement, (i) the Film shall be shipped to CTI at CTI’s expense, (ii) the credit for the purchase price thereof shall be withdrawn and (iii) any credits for roll charges shall be withdrawn. If CTI shall determine that any portion of a roll of Film is non-conforming, CTI may elect to reject the entire roll tendered even if only a portion thereof is non-conforming. If CTI elects to accept non-conforming Flim, CTI, in addition to its other remedies, shall be entitled to an appropriate reduction in price.

7.         Warranties

     7.1      Toray Warranties Toray warrants that all Film furnished hereunder shall: (i) be free from latent and patent defects in workmanship, material, manufacture, and design; (ii) comply with and conform to the requirements of this Agreement, including the Specifications and the Quality Plan incorporated herein, any description of the Film contained in the purchase order and any samples furnished by Toray; (iii) be fit and sufficient for the use intended by CTI; (iv) be free and clear of any lien, security interest or other adverse claim against title; (v) comply with the laws of the states and of the United States governing weights, measures and sizes; (vi) not infringe, including without limitation their sale or use alone or in combination, any United States or foreign patents, trademarks, trade secrets, copyrights or proprietary rights of any third party.

     7.2      The foregoing warranties shall survive any delivery, inspection, acceptance, or payment by CTI

     7.3      Toray’s warranties shall be effective for the period of time either of one (1) year from the date of delivery of the product to CTI.

     7.4      If any Film furnished hereunder does not meet the warranties specified in this Agreement, CTI may, at its option, any or all of the following (which shall not be exclusive): (i) return such defective or nonconforming Film to Toray at Toray’s expense t and recover from Toray the price thereof and a roll charge as provided herein; (ii) accept the defective or nonconforming Film at a reduced price, (iii) recover from Toray its damages incurred as the result of the breach of warranty, including without limitation (a) cost and expenses arising from the use or attempted use of the Film in its production processes, (b) the cost of materials and production resulting from the use or attempted use of the Film. Except as provided herein, Toray shall not be responsible or liable to CTI, by reason of a breach of warranty, for exemplary damages or consequential damages in the nature of lost profits, lost sales, diminished goodwill, lost opportunity or similar economic damages. Aside from the foregoing and other warranties set forth herein, TORAY MAKES NO OTHER REPRESENTATION OR WARRANTY AND THE FOREGOING REFERENCED WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED BY TORAY.

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8.         Term and Termination.

     8.1      This Agreement shall be effective for a term commencing on January 1, 2013 and expiring on December 31, 2015, the Contract Period. At the expiration of the initial term the Agreement may be extended by mutual agreement of the parties.

     8.2      Either party shall be entitled to terminate this Agreement prior to the expiration of the initial term, or any renewal term, as follows:

        8.2.1       Upon written notice of termination to a party, effective on the giving of such notice in the event of an Event of Default with respect to the other party. An “Event of Default” shall mean a breach or failure to perform by a party of any obligation of this Agreement on its part to be performed and the failure of such party to cure such breach or non-performance within thirty (30) days after notice thereof, specifying the breach or non-performance, shall have been given to such party. A breach of warranty shall not constitute an Event of Default if Toray shall provide credit or replacement for the product as to which there shall be a breach of warranty.

        8.2.2       Upon five (5) days prior written notice to the other party in the event of the other’s Bankruptcy, defined for purposes of this Agreement as (i) an assignment for the benefit of creditors, (ii) the filing of an voluntary petition in bankruptcy, (iii) an adjudication of bankruptcy or insolvency, (iv) the filing of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing of an answer or other pleading admitting or failing to content the material allegations of a petition filed against any party hereto in any bankruptcy proceeding, (vi) a party seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of all or any substantial part of the party’s properties, or (vii) the failure to dismiss, within sixty (60) days after its commencement, any proceeding against such other party seeking reorganization, arrangement composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation.

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     8.3       Effect of Termination.

8.3.1       Upon the termination of this Agreement as provided herein, except as provided herein, all rights and obligations of the parties hereto shall cease and terminate; provided, however that:

a.          All rights and obligations hereunder providing or intended to survive the termination of this Agreement shall survive such termination and shall continue in full force and effect;

b.          All rights or obligations which shall have accrued to the date of such termination shall survive the termination.

9.          Indemnity.

     9.1       Indemnity by Toray. Toray will at all times be deemed to be performing as an independent contractor and not as an agent or employee of CTI. The acts and omissions of Toray’s employees and agents and subcontractors of any tier will be deemed to be those of Toray. ) Toray shall defend, indemnify and hold CTI, its affiliated companies, and their respective shareholders, officers, directors, employees, agents, successors, and assigns harmless from and against any and all claims, suits, actions, liabilities, losses, costs, reasonable attorneys’ fees, expenses, judgments or damages, whether ordinary, special or consequential. arising directly or indirectly from or in connection with (i) the acts, negligence, omissions or willful misconduct of Toray; (ii) products supplied hereunder; (iii) a breach of any of Toray’s warranties or any other term and condition of this Agreement; (iv) a claim that any products furnished hereunder infringe upon or misappropriate any patent, copyright, trademark, trade secret or other intellectual property interest of another; (v) a claim of any lien, security interest or other encumbrance made by a third party; (vi) a violation of federal or state law, regulation, statute or ordinance; or (vii) failure to comply with the Confidentiality obligations set forth herein. Notwithstanding the foregoing, Toray shall not hold CTI harmless from claims arising out of the negligence, reckless actions or willful misconduct or malfeasance of CTI, its officers, agents, or employees or any person or entity not subject to Toray’s supervision or control.If a claim is filed against CTI for which Toray is to be responsible under this provision, CTI will promptly notify Toray in writing of such claim.

     9.2      Indemnity by CTI. CTI will at all times be deemed to be performing as an independent contractor and not as an agent or employee of Toray. The acts, negligence, omissions or willful misconduct of CTI’s employees and agents and subcontractors of any tier will be deemed to be those of CTI. CTI will defend, indemnify and hold harmless Toray, its directors, officers, employees, agents, employees, successors and assigns from and against any and all liability, damages, losses, claims (including without limitation third party intellectual property infringement claims other than claims relating solely to Film supplied by Toray to CTI), demands, judgments, costs and expenses of every nature and kind by reason of injury to or death of any person or damage to or destruction of property to the extent arising out of or incidental to or in any way resulting from defects in the products produced by CTI, including products utilizing Film supplied by Toray, as the result of the negligence or tortious acts or omissions of CTI, its employees, subcontractors or agents. CTI will not be responsible for any such losses, liabilities, claims, judgments, costs, demands and expense to the extent caused by the negligence or willful misconduct of Toray, its directors, officer or employees. If a claim is filed against Toray for which CTI is to be responsible under this provision, Toray will promptly notify CTI in writing of such claim.

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10.        Intellectual Property; Confidential Information.

     10.1     Intellectual Property. Each party expressly acknowledges and agrees that, except as may be specifically provided in this or other agreement, neither party shall acquire, retain or appropriate for its own use any right, title, license or interest in or to any patent, trademark, tradename, copyright, trade secret, Confidential Information or other intellectual property right of the other party. Neither party shall take any action that might impair in any way any right, title or interest of the other party in any such intellectual property.

     10.2    Use of Trade Names and Marks. Neither party shall use any logo, name, trademark, trade name or service mark of the other party except as may be expressly authorized by the other party.

     10.3     Inventions; Developments. The parties acknowledge that each party may engage in research and development, including without limitation with respect to Flim. Except as expressly provided herein or in other written agreement, the parties agree that each party shall be and remain the sole owner of any and all patents (domestic or foreign), inventions, trade secrets, trademarks, trade names or other intellectual property rights independently made, conceived or developed by or for such party during the term hereof or otherwise and, except as otherwise provided herein or in other written agreement, neither party shall have any right, license, title or interest in or to any such independently developed intellectual property arising from any such developments.

     10.4    Confidential Information.

        10.4.1     “Confidential Information” shall mean and include information, consisting of or concerning or relating to (i) product design or composition, (ii) product components, (iii) methods of production, (iv) equipment design or use, (v) sources of supply, (vi) research or development, (vii) financial information or (vii) other information deemed by the party providing the information to be confidential which (A) has been exchanged by the parties prior to the date hereof, (B) is contained in a document market “Confidential”, (C) is orally communicated by one party to another and is identified by the party providing such information as being Confidential Information by written communication to the other party given within ten (10) days after the date the information is provided orally or (D) by reason of the nature and treatment of the information as confidential by the disclosing party, shall be deemed confidential. Information is not Confidential Information (a) if it is already public on the date of this agreement; (b) if it becomes public other than through a breach of this agreement; or (c) if it is information that CTI or Toray develops independently without using the other party’s Confidential Information. If CTI or Toray receives non-public information about the other party from another source, it should assume that the information is Confidential Information unless it has written confirmation to the contrary from the other party.

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        10.4.2     During the term of this Agreement, and thereafter for so long as the information remains confidential, each party agrees to maintain as confidential all Confidential Information of the other party communicated to it and not to use such information except as is authorized and appropriate in the performance of this Agreement or to disclose such Confidential Information to any person except (i) to its own employees and agents, who have a need to know as required for performance of the party’s obligations hereunder or (ii) as shall be expressly authorized in writing by the disclosing party.

        10.4.3     Each party shall take all steps necessary or appropriate to protect Confidential Information of the other party against unauthorized disclosure or use. It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this confidentiality agreement and that the non-breaching party may be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy, but shall be in addition to all other remedies available at law or equity.

11.        Arbitration.

    11.1      Agreement to Arbitrate. The parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or to the interpretation, performance, breach or termination thereof (other than disputes related to Confidential Information, intellectual property rights and cross-claims or counterclaims arising in pending litigation), shall be resolved by binding arbitration under the Commercial Rules and Regulations of American Arbitration Association (“AAA”), as amended from time to time. The arbitration will be conducted in the city of New York, New York. The appointing authority will be the AAA. The number of arbitrators will be three (3), who shall constitute the “arbitral panel”.

    11.2      Notice of Arbitration. The arbitration will begin on the date on which the notice of demand for arbitration is delivered to the responding party (the “Respondent”) at the address appearing for that party for notices herein. The party giving notice of the arbitration will include the following and any other information required by the AAA: (a) a demand that the dispute be submitted to arbitration; (b) the names and domiciles of the parties; (c) a reference to this Agreement and this arbitration provision; (d) a description of the failure to perform an obligation under this Agreement and of the petitions and amounts claimed.

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    11.3    Certain Procedures; Confidentiality. The arbitration shall be conducted in accordance with the Commercial Rules of Arbitration of the AAA. The parties shall be entitled to all discovery in accordance with the Federal Rules of Civil Procedure, including document production, interrogatories and depositions. At least fifteen (15) days prior to the date of the hearing, the parties will deliver to the arbitrator: (i) the names and addresses of any witness that they intend to present; (ii) the documents that will be submitted at the hearing; and (iii) a description of any other evidence to be presented in the arbitration. The parties agree to continue performing their respective obligations under this Agreement during the resolution of any dispute regarding the Agreement. All the matters regarding or submitted to the arbitral panel during any arbitration proceeding herein will be treated as Confidential Information and any and all arbitrators will maintain its confidentiality.

     11.4     Interim Relief. The parties expressly agree that prior to the selection of the arbitral panel, nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction for provisional or interim measures. After the arbitral panel is selected, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measure ordered by the arbitral panel may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties.

     11.5     Arbitral Award. The arbitral panel’s award will be issued no later than ten (10) days after the beginning of the arbitration hearing. The award will be final and binding, without additional recourse, and will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or pleaded to the arbitral panel. The arbitral tribunal will render its award strictly in accordance with this Agreement and does not have authority to change or diverge from any provision of this Agreement. The arbitral panel may impose indemnification measures as part of the award. The arbitral ward will (i) be granted and paid in Untied States Dollars exclusive of any tax, deduction or offset and (ii) include interest from the date the award is rendered until it is fully paid, computed at the then prevailing prime rate.

     11.6     Judgment on Award. Judgment upon the arbitral award may be entered in any court of competent jurisdiction. The parties submit themselves to the jurisdiction of the courts of the states of Illinois and Rhode Island for purposes of enforcing any interim or final award of the arbitral panel. Any additional costs, fees or expenses incurred in enforcing the arbitral award shall be charged against the party that resists its enforcement.

     11.7     Expenses of Arbitration. In any arbitration proceeding hereunder, each party shall bear the expenses of its witnesses. All other costs of arbitration, including, without limitation, the fees and expenses of the arbitral panel, the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be allocated to the parties to the arbitration as determined by the arbitral panel.

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     11.8     Law Applicable. Notwithstanding anything to the contrary contained herein, the law applicable to the validity of this Section 11 regarding arbitration, the conduct of the arbitration, including any resort to a court for provisional or interim remedies, the enforcement of any award and any other question of arbitration law or procedure, shall be the Untied States Federal Arbitration Act, 9 U.S.C Sec.1, et seq.

12.        Compliance with Laws. The parties will comply with the provisions of all laws and all orders, rules and regulations issued thereunder applicable to this Agreement and performance pursuant to this Agreement. Products will be manufactured, labeled, packaged, sold and shipped in accordance with all applicable laws, orders, rules and regulations.

13.        Legal Relationships. CTI and Toray each represents and warrants to the other that they have entered into no agreements, nor are subject to any obligations, which prevent them from entering into and performing this Agreement. It is understood and agreed that CTI and Toray are, and at all times during the effective period of this Agreement will remain, independent contractors. This Agreement will not be construed as creating any relationship between CTI and Toray’s employees. Toray’s employees will not be entitled as a result of this Agreement to any benefits under any employee benefit plan CTI presently has in effect or may put into effect nor will Toray employees be considered employees of CTI for the purpose of any tax or contribution levied by any federal, state or local government. At no time will either party represent to any third party that it is the agent of the other for any reason whatsoever. CTI and Toray further covenant that no authorization will be given to any employee to act for the other party. Without limiting the foregoing, Toray and CTI agree that they will not, during or after the term of this Agreement, represent themselves as acting for the other party or without the other party’s name.

14.        Waiver of Terms and Conditions, Survival.

     14.1     No Waiver. The failure of CTI or Toray in any one or more instances to insist upon performance of any of the terms and conditions of this Agreement, or to exercise any right or privilege contained in this Agreement or the waiver of any breach of the terms or conditions of this Agreement will not be construed as thereafter waiving any such terms, conditions, rights or privileges, and the same will continue and remain in force and effect as if no waiver had occurred.

     14.2     Survival. Either party’s obligations under this Agreement which by their nature or terms would continue beyond the termination, expiration or cancellation of this Agreement will survive termination, expiration or cancellation of this Agreement including but not limited to Section 7, Warranties; Section 9, Indemnity; Section 10.4, Confidential Information; and Section 11, Arbitration.

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15.        Miscellaneous.

     15.1     Authority; No Conflict. Each party executing this Agreement represents and warrants to the other parties (i) that it has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and that, upon execution and delivery thereof by other parties, this Agreement will constitute the legal, valid and binding obligation of such party, and (ii) that the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or result in a violation of any provision of the organizational documents or board or shareholder action of such party, and (iii) that such party is not, and will not be, required to give any notice to obtain any consent from any third party in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

     15.2     Force Majeure. The parties will not be considered in default or liable for any failure to perform their obligations under this Agreement if such failure arises out of an act of nature, war, strikes, lockouts, trade disputes, fires, quarantine restrictions, Governmental action or by causes beyond the reasonable control of the affected party. Any affected party will immediately notify the other in writing if a force majeure event delays performance and will state the revised date for performance. Should Toray be unable to perform because of a force majeure event continues for a period in excess of 30 days, CTI will not be obligated to purchase, at a later date, that portion of the product ordered that Toray is unable to deliver because of a force majeure event, and during the period of Toray’s inability to perform CTI will be free to purchase any Film covered by this Agreement from another source.

     15.3     Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance, is declared judicially to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement will be deemed to have been amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

     15.4     Assignment. Neither party will assign this Agreement or any rights, responsibilities, or obligations in this Agreement, without the express written approval of the other (which consent will not be unreasonably withheld) and any attempted assignment in violation of this provision shall be void; provided, however, that no consent will be required in the event of a transfer of all or substantially all of the assets or business of either party to an affiliate or as part of a reorganization, merger or spin off.

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     15.5     Notices. All notices required or permitted by or made pursuant to this Agreement shall in writing and shall be sent by facsimile, electronic mail with confirmation of receipt, commercial courier service for next day delivery, or by delivery to a reliable international air courier to the addresses set forth in this Section 16.5. Any notices shall be deemed effectively given when received by the other party.

If to CTI:	CTI Industries Corporation
22160 N. Pepper Road
Barrington, IL 60010
Attn: President
Fax: 847-382-1219

If to Toray	Toray Plastics (America), Inc.
50 Belver Avenue
North Kingston, RI 02852
Fax 401-294-2154

     15.6    Subject Headings. The subject headings of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     15.7    Counterparts. This Agreement may be executed in several duplicate originals, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures transmitted electronically or by facsimile shall have the effect of original signatures.

     15.8    Governing Law. This Agreement has been entered into within the State of Illinois and this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of that jurisdiction, as applicable to contracts which are executed and delivered in that jurisdiction, and which are to be performed wholly within that jurisdiction, without taking into account provisions thereof regarding choice or conflict of laws.

     15.9    Entire Agreement and Modification. This Agreement and the attachments to this Agreement and made a part of this Agreement sets forth the entire Agreement of the Parties with respect to the subject matter of this Agreement and supersedes and merges all prior agreements and understandings, whether written or oral. No amendment, modification, or waiver of any provisions of this Agreement or consent to any departure therefrom will be effective unless in writing signed by duly authorized officers or representatives of both parties.

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IN WITNESS WHEROF, the parties hereto have executed this Agreement as of the day and year first above written.

TORAY PLASTICS (AMERICA), INC.

By:
Authorized Officer

CTI INDUSTRIES CORPORATION

By:
President

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